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                                                                   EXHIBIT 15(o)

                              GOLDMAN SACHS TRUST



              On behalf of each of its series that has designated
             a class of its shares as the "Class B Shares" thereof



                         CLASS B PLAN OF DISTRIBUTION
                            PURSUANT TO RULE 12B-1



                                 January 28, 1998



     WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust's Board of Trustees has divided the Trust's shares into series and classes and may create additional series and classes from time to time;

     WHEREAS, the Trust has established a class of shares of beneficial interest designated as Class B Shares (the "Class B Shares") with respect to certain series of the Trust;

     WHEREAS, the Trust, on behalf of each series that offers Class B Shares (a "Fund"), desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit each Fund and its shareholders; and

     WHEREAS, the Trust, on behalf of each Fund, employs Goldman, Sachs & Co. (the "Distributor") as distributor of its Class B Shares pursuant to a Distribution Agreement dated April 30, 1997.

     NOW, THEREFORE, the Trust, on behalf of the Funds, hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

     1. (a) The Trust, on behalf of each Fund, is authorized to compensate the Distributor for distribution services performed and expenses incurred by the Distributor in connection with each Fund's Class B Shares. The amount of such compensation paid during any one year shall not exceed .75% of the average daily net assets of a Fund attributable to such Class B Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

          (b) Distribution services and expenses for which the Distributor may be compensated pursuant to this Plan include, without limitation: compensation to (including sales commissions) and expenses of brokers and dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"), other financial services firms that have entered into an agreement with the Distributor or their respective officers, sales representatives and employees; compensation to (including sales commissions) and expenses of the Distributor and any of its officers, sales representatives and employees, including allocable overhead, travel and telephone expenses, who engage in or support distribution of a Fund's Class B Shares; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

          (c) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph

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               1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by subsection (d) of Section 26 of Article III of the Rules of Fair Practice of the NASD.

     2. This Plan shall not take effect with respect to the Class B Shares of a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding Class B Shares of such Fund.

     3. This Plan shall not take effect until the Plan, together with any related agreement, has been approved by votes of a majority of both
          (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreement.

     4. This Plan shall remain in effect until May 1, 1998 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The Distributor shall provide to the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of distribution services and expenses and the purposes for which such services were performed and expenses were incurred.

     6. This Plan may be terminated with respect to a Fund at any time by a vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding Class B Shares of such Fund. The Trust authorizes the Distributor, if the distributor so elects, to assign to a third party any payments that the Distributor is entitled to receive for the Distributor's services hereunder free and clear of any offset, defense or counterclaim the Trust may have against the Distributor (it being understood that the foregoing does not constitute a waiver of any claim the Trust or the Fund may have against the Distributor) and except to the extent that any change or modification after the date hereof of (x) the provisions of the Act, the rules and regulations thereunder or other applicable law or (y) any interpretation of the Act, the rules and regulations thereunder or other applicable law shall restrict your right to make such transfer free and clear of any offset, defense or counterclaim.

     7. This Plan may not be amended with respect to any Fund to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding Class B Shares of such Fund, except to the extent that the approval of another class of such Fund is required in accordance with Rule 18f-3 under the Act, in which case the approval of a majority (as defined in the Act) of the outstanding voting securities of such class shall also be required.
          No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of



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          the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     10. In the case of a Fund that offers more than one class of Shares, this Plan only relates to the Class B Shares of such Fund and the fee determined in accordance with paragraph 1 shall be based upon the average daily net assets of the Fund attributable to Class B Shares. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust's property allocable to Class B Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust (on behalf of each Fund that has designated a class of its shares as the "Class B Shares" thereof) and the Distributor have executed this Plan of Distribution as of the day and year first above written.



                         GOLDMAN SACHS TRUST


                            /s/ Douglas C. Grip
                         By:_______________________________
                              Douglas C. Grip
                              President of the Trust




                         GOLDMAN, SACHS & CO.


                            /s/ David B. Ford
                         By:________________________________
                              David B. Ford
                              General Partner



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